Exhibit No. 23(j)(1)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the references to our firm in the Registration Statement on Form N-1A of The Penn Street Fund, Inc. and to the use of our report dated November 17, 2005 on the financial statements and financial highlights of Penn Street Sector Rotational Portfolio and Berkshire Advisors Select Equity Portfolio, each a series of shares of The Penn Street Fund, Inc. Such financial statements and financial highlights appear in the 2005 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

                                            /s/ Briggs, Bunting & Dougherty, LLP
                                            ------------------------------------
                                            Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
February 28, 2006